Exhibit 5.1
OPINION OF COOLEY GODWARD KRONISH LLP
August 24, 2007

Volcano Corporation
2870 Kilgore Road
Rancho Cordova, CA 95670
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Volcano Corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 4,000,000 shares of the Company’s Common Stock, $.001 par value (the “Shares”), pursuant to the Company’s 2005 Equity Compensation Plan, as amended (the “2005 Plan”), and the Company’s 2007 Employee Stock Purchase Plan (the “2007 Plan” and together with the 2005 Plan, the “Plans”).
In connection with this opinion, we have examined the Plans, the Registration Statement and related Prospectuses, the Company’s Certificate of Incorporation and Bylaws, each as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans and the Registration Statement and related Prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
Cooley Godward Kronish llp

By:	/s/ Gordon K. Ho

Gordon K. Ho